Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2026 Third Quarter Results
ORRVILLE, Ohio, Feb. 26, 2026 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the third quarter ended January 31, 2026, of its 2026 fiscal year. Financial results for the third quarter of fiscal year 2026 reflect the divestiture of certain Sweet Baked Snacks value brands on March 3, 2025, and the divestiture of the Voortman® business on December 2, 2024. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales was $2.3 billion, an increase of $153.4 million, or 7 percent. Net sales excluding the divestitures and foreign currency exchange increased 8 percent.
•Net loss per diluted share was $6.79, reflecting noncash impairment charges attributable to the Sweet Baked Snacks reporting unit. Adjusted earnings per share was $2.38, a decrease of 9 percent.
•Cash provided by operations was $558.5 million compared to $239.4 million in the prior year. Free cash flow was $487.0 million compared to $151.3 million in the prior year.
•The Company updated its full-year fiscal 2026 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
“Our business continues to deliver strong results in a dynamic external environment. In the third quarter, net sales and adjusted earnings per share exceeded our expectations, reflecting the strength of our portfolio of leading brands, along with our disciplined cost management,” said Mark Smucker, Chief Executive Officer, President and Chair of the Board.

“We continue to advance our focused strategy centered around engaging and delighting consumers by participating in attractive categories, building brands consumers love, and being everywhere the consumer shops. Looking ahead, we remain confident in our fiscal 2026 outlook and are focused on driving top-line growth, while enhancing profitability and earnings for the Company. We have the right strategy and leadership team in place to support long-term value creation for all of our shareholders.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
	2026	2025	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,339.4	$2,186.0	7%

Operating income (loss)	($548.4)	($594.0)	8%
Adjusted operating income	431.6	463.8	(7)%

Net income (loss) per common share – assuming dilution	($6.79)	($6.22)	(9)%
Adjusted earnings per share – assuming dilution	2.38	$2.61	(9)%

Weighted-average shares outstanding – assuming dilution	106.7	106.4	—%
Net Sales
Net sales increased $153.4 million, or 7 percent. Excluding $26.3 million of noncomparable net sales in the prior year related to divestitures and $2.0 million of favorable foreign currency exchange, net sales increased $177.7 million, or 8 percent.
The increase in comparable net sales reflects a 10 percentage point increase from net price realization, primarily driven by higher net pricing for coffee. Comparable net sales also reflects a 2 percentage point decrease from volume/mix, primarily driven by decreases for sweet baked goods and fruit spreads, and lapping contract manufacturing sales related to the divested pet food brands in the prior year, partially offset by an increase for Uncrustables® sandwiches.
Operating Income
Gross profit decreased $50.3 million, or 6 percent. The decrease primarily reflects higher costs, inclusive of commodity costs and tariffs, and unfavorable volume/mix, partially offset by higher net price realization. Operating loss decreased $45.6 million, or 8 percent, primarily driven by lapping a $50.2 million net pre-tax loss on divestitures in the prior year and a $40.8 million decrease in impairment charges related to the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand trademark, partially offset by the decrease in gross profit.
Adjusted gross profit decreased $28.4 million, or 3 percent. The difference between adjusted gross profit and generally accepted accounting principles (“GAAP”) results reflects the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income decreased $32.2 million, or 7 percent, which further reflects the exclusion of the noncash impairment charges related to the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand trademark, amortization, other special project costs, and the net pre-tax loss on divestitures in the prior year, as compared to GAAP operating income.
Interest Expense and Income Taxes
Net interest expense was comparable to the prior year.
The effective income tax rate was (11.1) percent in the quarter, as compared to 0.0 percent in the prior year. Both the current and prior year effective income tax rates reflect the tax impacts related to the goodwill impairment charges for the Sweet Baked Snacks reporting unit. The decrease in the effective income tax rate is attributable to the tax impacts of the integration of Hostess Brands and the completion of the Voortman® business divestiture in the prior year. The adjusted effective income tax rate was 24.3 percent, compared to 23.7 percent in the prior year, reflecting additional withholding taxes in the current year on the repatriation of foreign cash.

Cash Flow and Debt
Cash provided by operating activities was $558.5 million, compared to $239.4 million in the prior year, primarily reflecting less cash required to fund working capital requirements and a decrease in cash used for income and other taxes, partially offset by lower net income (loss) adjusted for noncash items. Free cash flow was $487.0 million, compared to $151.3 million in the prior year, reflecting the increase in cash provided by operating activities and a decrease in capital expenditures as compared to the prior year.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2026 guidance, as summarized below.

	Current	Previous
Net sales increase vs. prior year	3.5% to 4.0%	3.5% to 4.5%
Adjusted earnings per share	$8.75 - $9.25	$8.75 - $9.25
Free cash flow (in millions)	$975.0	$975.0
Capital expenditures (in millions)	$325.0	$325.0
Adjusted effective income tax rate	24.0%	23.8%
This guidance reflects the Company’s current expectations as it continues to operate in a dynamic and evolving external environment. The change in the midpoint of the net sales guidance range reflects the estimated impact of a recent fire at the Company’s Emporia, Kansas manufacturing facility in February. The Company maintains its adjusted earnings per share guidance and free cash flow expectations for the full fiscal year.
Net sales is expected to increase 3.5 to 4.0 percent versus the prior year, which includes an impact of $134.7 million related to the divestitures of the Voortman® business and certain Sweet Baked Snacks value brands. Comparable net sales is expected to increase approximately 5.0 to 5.5 percent, which excludes the noncomparable sales in the prior year related to the divestitures. The increase in comparable net sales reflects higher net price realization, partially offset by a decline in volume/mix. This guidance also reflects a decline of approximately $38.0 million of contract manufacturing sales related to the divested pet food brands, as the contract manufacturing agreement concluded at the end of fiscal year 2025.

Adjusted earnings per share is expected to range from $8.75 to $9.25. This guidance reflects the increase in net sales versus the prior year, adjusted gross profit margin of approximately 35.0 percent, SD&A expenses flat-to-slightly down versus the prior year, interest expense of approximately $380.0 million, an adjusted effective income tax rate of 24.0 percent, and 106.9 million weighted-average common shares outstanding. Free cash flow is expected to be approximately $975.0 million at the midpoint of our adjusted earnings per share guidance range, with capital expenditures of $325.0 million.

THIRD QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q3 Results	$908.2	$199.0	21.9%
Increase (decrease) vs. prior year	23%	(5)%	-630bps
Net sales increased $167.6 million, or 23 percent. Net price realization increased net sales by 23 percentage points, primarily driven by higher net pricing across the portfolio. Volume/mix decreased net sales by 1 percentage point, reflecting decreases for the Dunkin’® and Folgers® brands, partially offset by an increase for the Café Bustelo® brand.
Segment profit decreased $9.6 million, primarily reflecting higher commodity costs, tariffs, unfavorable volume/mix, and lapping favorable property taxes in the prior year, partially offset by higher net price realization.
U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q3 Results	$454.0	$103.6	22.8%
Increase (decrease) vs. prior year	2%	4%	50bps

Net sales increased $8.8 million, or 2 percent. Net price realization increased net sales by 2 percentage points, primarily driven by higher net pricing for Uncrustables® sandwiches, partially offset by higher trade spend for peanut butter. Volume/mix was neutral to net sales, reflecting an increase for peanut butter, mostly offset by a decrease for fruit spreads.
Segment profit increased $4.4 million, primarily driven by higher net price realization and lower pre-production expenses primarily related to the new Uncrustables® sandwiches manufacturing facility, partially offset by higher costs and unfavorable volume/mix.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q3 Results	$417.1	$121.9	29.2%
Increase (decrease) vs. prior year	(1)%	4%	160bps
Net sales decreased $5.9 million, or 1 percent. Volume/mix decreased net sales by 2 percentage points, primarily driven by lapping contract manufacturing sales related to the divested pet food brands in the prior year and a decrease for dog snacks, partially offset by an increase for cat food. Net price realization was neutral to net sales, reflecting higher net pricing for cat food, mostly offset by lower net pricing for dog snacks.
Segment profit increased $5.1 million, primarily driven by lower marketing spend.

Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q3 Results	$224.8	$12.2	5.4%
Increase (decrease) vs. prior year	(19)%	(78)%	-1430bps
Net sales decreased $53.8 million, or 19 percent. Excluding noncomparable net sales in the prior year related to the divested Voortman® business and certain Sweet Baked Snacks value brands, net sales decreased $27.5 million, or 11 percent. Volume/mix decreased net sales by 10 percentage points, primarily reflecting decreases for snack cakes, donuts, and breakfast. Net price realization was neutral to net sales.
Segment profit decreased $42.6 million, primarily reflecting higher costs, unfavorable volume/mix, and higher marketing spend.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q3 Results	$335.3	$72.0	21.5%
Increase (decrease) vs. prior year	12%	17%	90bps
Net sales increased $36.7 million, or 12 percent. Excluding $2.0 million of favorable foreign currency exchange, net sales increased $34.7 million, or 12 percent. Net price realization increased net sales by 11 percentage points, primarily driven by higher net pricing for coffee. Volume/mix was neutral to net sales as increases for Uncrustables® sandwiches and coffee were mostly offset by decreases for fruit spreads, portion control products, cat food, and peanut butter.
Segment profit increased $10.4 million, primarily reflecting higher net price realization, partially offset by higher costs, tariffs, and unfavorable volume/mix.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Standard Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2026 third quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Standard Time today, the Company will webcast a live question-and-answer session with Mark Smucker, Chief Executive Officer, President and Chair of the Board, and Tucker Marshall, Chief Financial Officer | Executive Vice President, Frozen Handheld and Spreads and Sweet Baked Snacks. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands’ business; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company’s products or its competitors’ products, changes in consumer preferences, consumer or other litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to the Company’s restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company’s capital deployment model, including capital expenditures, debt repayment to meet the Company’s deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company’s public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the Company’s ability to attract and retain key talent; the concentration of certain of the Company’s businesses with key customers and suppliers, including primary or single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental, regulations, and policies and their application, including tariffs, food ingredients, food labeling, and food accessibility; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under “Risk Factors” in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin’®, which is a trademark of DD IP Holder LLC. The Dunkin’® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin’® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended January 31,			Nine Months Ended January 31,
	2026	2025	% Increase (Decrease)	2026	2025	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,339.4	$2,186.0	7%	$6,782.8	$6,582.3	3%
Cost of products sold	1,511.6	1,307.9	16%	4,610.4	4,020.9	15%
Gross Profit	827.8	878.1	(6)%	2,172.4	2,561.4	(15)%
Gross margin	35.4%	40.2%		32.0%	38.9%

Selling, distribution, and administrative expenses	363.2	367.6	(1)%	1,138.8	1,148.4	(1)%
Amortization	50.3	53.9	(7)%	150.7	165.7	(9)%
Goodwill impairment charges	507.5	794.3	(36)%	507.5	794.3	(36)%
Other intangible assets impairment charges	454.2	208.2	118%	454.2	208.2	118%
Other special project costs	5.0	10.1	(50)%	16.6	27.9	(41)%
Loss (gain) on divestitures – net	—	50.2	(100)%	—	311.0	(100)%
Other operating expense (income) – net	(4.0)	(12.2)	67%	(11.1)	(19.3)	42%
Operating Income (Loss)	(548.4)	(594.0)	8%	(84.3)	(74.8)	(13)%
Operating margin	(23.4)%	(27.2)%		(1.2)%	(1.1)%

Interest expense – net	(94.5)	(95.4)	(1)%	(293.3)	(294.5)	—%
Other debt gains (charges) – net	—	30.3	(100)%	—	30.3	(100)%
Other income (expense) – net	(9.0)	(3.4)	n/m	(12.4)	(10.7)	(16)%
Income (Loss) Before Income Taxes	(651.9)	(662.5)	2%	(390.0)	(349.7)	(12)%
Income tax expense (benefit)	72.3	(0.2)	n/m	136.8	152.1	(10)%
Net Income (Loss)	($724.2)	($662.3)	(9)%	($526.8)	($501.8)	(5)%

Net Income (Loss) Per Common Share	($6.79)	($6.22)	(9)%	($4.94)	($4.72)	(5)%

Net Income (Loss) Per Common Share – Assuming Dilution	($6.79)	($6.22)	(9)%	($4.94)	($4.72)	(5)%

Dividends Declared Per Common Share	$1.10	$1.08	2%	$3.30	$3.24	2%

Weighted-average shares outstanding	106.7	106.4	—%	106.7	106.4	—%

Weighted-average shares outstanding – assuming dilution	106.7	106.4	—%	106.7	106.4	—%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	January 31, 2026	April 30, 2025
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$52.8	$69.9
Trade receivables – net	645.7	619.0
Inventories	1,171.1	1,209.4
Other current assets	119.0	248.3
Total Current Assets	1,988.6	2,146.6

Property, Plant, and Equipment – Net	3,004.3	3,079.6

Other Noncurrent Assets
Goodwill	5,204.6	5,710.0
Other intangible assets – net	5,743.3	6,346.9
Other noncurrent assets	324.9	280.2
Total Other Noncurrent Assets	11,272.8	12,337.1
Total Assets	$16,265.7	$17,563.3

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,125.6	$1,288.7
Short-term borrowings	486.9	640.8
Other current liabilities	744.8	722.5
Total Current Liabilities	2,357.3	2,652.0

Noncurrent Liabilities
Long-term debt	6,841.3	7,036.8
Other noncurrent liabilities	1,831.0	1,791.9
Total Noncurrent Liabilities	8,672.3	8,828.7

Total Shareholders’ Equity	5,236.1	6,082.6
Total Liabilities and Shareholders’ Equity	$16,265.7	$17,563.3

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
	(Dollars in millions)
Operating Activities
Net income (loss)	($724.2)	($662.3)	($526.8)	($501.8)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	93.8	68.2	271.9	213.4
Amortization	50.3	53.9	150.7	165.7
Goodwill impairment charges	507.5	794.3	507.5	794.3
Other intangible assets impairment charges	454.2	208.2	454.2	208.2
Pension settlement loss (gain)	7.8	—	7.8	—
Share-based compensation expense	2.5	9.4	20.4	25.2
Loss (gain) on divestitures – net	—	50.2	—	311.0
Deferred income tax expense (benefit)	(75.8)	(87.1)	(11.8)	(63.2)
Other noncash adjustments – net	13.6	(23.4)	41.9	6.7
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	30.3	149.0	(26.3)	80.5
Inventories	184.2	(4.8)	38.6	(59.2)
Other current assets	10.4	(53.4)	87.4	(27.7)
Accounts payable	10.2	(90.3)	(150.8)	(173.7)
Accrued liabilities	(140.1)	(136.8)	(84.8)	(117.0)
Income and other taxes	135.7	(28.9)	118.8	(33.5)
Other – net	(1.9)	(6.8)	(4.3)	(12.4)
Net Cash Provided by (Used for) Operating Activities	558.5	239.4	894.4	816.5
Investing Activities
Additions to property, plant, and equipment	(71.5)	(88.1)	(222.1)	(298.8)
Proceeds from divestitures – net	—	290.5	—	290.5
Proceeds from disposal of property, plant, and equipment	—	0.2	13.1	0.2
Collateral received (pledged) for derivative cash margin accounts	87.6	4.5	34.8	(10.4)
Other – net	—	0.1	0.3	—
Net Cash Provided by (Used for) Investing Activities	16.1	207.2	(173.9)	(18.5)
Financing Activities
Short-term borrowings (repayments) – net	(268.4)	(31.6)	(181.0)	(153.2)
Repayments of long-term debt	(200.0)	(300.0)	(200.0)	(300.0)
Quarterly dividends paid	(116.7)	(114.4)	(347.9)	(340.9)
Purchase of treasury shares	(0.2)	(0.4)	(5.2)	(3.1)
Other – net	(0.7)	(0.5)	(3.6)	(13.4)
Net Cash Provided by (Used for) Financing Activities	(586.0)	(446.9)	(737.7)	(810.6)
Effect of exchange rate changes on cash	1.4	(1.7)	0.1	(2.2)
Net increase (decrease) in cash and cash equivalents	(10.0)	(2.0)	(17.1)	(14.8)
Cash and cash equivalents at beginning of period	62.8	49.2	69.9	62.0
Cash and Cash Equivalents at End of Period	$52.8	$47.2	$52.8	$47.2

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2026	% of Net Sales	2025	% of Net Sales	2026	% of Net Sales	2025	% of Net Sales
	(Dollars in millions)
Net sales	$2,339.4		$2,186.0		$6,782.8		$6,582.3
Selling, distribution, and administrative expenses:
Marketing	109.6	4.7%	112.9	5.2%	369.7	5.5%	343.9	5.2%
Selling	65.6	2.8%	63.5	2.9%	197.1	2.9%	200.5	3.0%
Distribution	71.9	3.1%	73.8	3.4%	213.6	3.1%	214.1	3.3%
General and administrative	116.1	5.0%	117.4	5.4%	358.4	5.3%	389.9	5.9%
Total selling, distribution, and administrative expenses	$363.2	15.5%	$367.6	16.8%	$1,138.8	16.8%	$1,148.4	17.4%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$908.2	$740.6	$2,474.3	$2,068.0
U.S. Retail Frozen Handheld and Spreads	454.0	445.2	1,399.8	1,427.2
U.S. Retail Pet Foods	417.1	423.0	1,198.3	1,268.1
Sweet Baked Snacks	224.8	278.6	734.1	927.8
International and Away From Home	335.3	298.6	976.3	891.2
Total net sales	$2,339.4	$2,186.0	$6,782.8	$6,582.3

Segment profit:
U.S. Retail Coffee	$199.0	$208.6	$487.5	$583.9
U.S. Retail Frozen Handheld and Spreads	103.6	99.2	320.0	334.3
U.S. Retail Pet Foods	121.9	116.8	347.6	353.5
Sweet Baked Snacks	12.2	54.8	68.2	199.8
International and Away From Home	72.0	61.6	213.9	178.2
Total segment profit	$508.7	$541.0	$1,437.2	$1,649.7
Amortization	(50.3)	(53.9)	(150.7)	(165.7)
Goodwill impairment charges	(507.5)	(794.3)	(507.5)	(794.3)
Other intangible assets impairment charges	(454.2)	(208.2)	(454.2)	(208.2)
Gain (loss) on divestitures – net	—	(50.2)	—	(311.0)
Interest expense – net	(94.5)	(95.4)	(293.3)	(294.5)
Change in net cumulative unallocated derivative gains and losses	59.3	60.0	(90.8)	41.7
Cost of products sold – special project costs	(22.3)	(1.1)	(60.7)	(11.7)
Other special project costs	(5.0)	(10.1)	(16.6)	(27.9)
Other debt gains (charges) – net	—	30.3	—	30.3
Corporate administrative expenses	(77.1)	(77.2)	(241.0)	(247.4)
Other income (expense) – net	(9.0)	(3.4)	(12.4)	(10.7)
Income (loss) before income taxes	($651.9)	($662.5)	($390.0)	($349.7)

Segment profit margin:
U.S. Retail Coffee	21.9%	28.2%	19.7%	28.2%
U.S. Retail Frozen Handheld and Spreads	22.8%	22.3%	22.9%	23.4%
U.S. Retail Pet Foods	29.2%	27.6%	29.0%	27.9%
Sweet Baked Snacks	5.4%	19.7%	9.3%	21.5%
International and Away From Home	21.5%	20.6%	21.9%	20.0%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization expense, impairment charges related to intangible assets, and gains and losses on divestitures (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the unfavorable income tax impacts associated with the impairment charges for the Sweet Baked Snacks reporting unit, can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2026 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
	2026	2025	Increase (Decrease)	%	2026	2025	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,339.4	$2,186.0	$153.4	7%	$6,782.8	$6,582.3	$200.5	3%
Sweet Baked Snacks value brands divestiture	—	(13.4)	13.4	1	—	(43.3)	43.3	1
Voortman® divestiture	—	(12.9)	12.9	1	—	(86.3)	86.3	1
Foreign currency exchange	(2.0)	—	(2.0)	—	(0.2)	—	(0.2)	—
Net sales excluding divestitures and foreign currency exchange	$2,337.4	$2,159.7	$177.7	8%	$6,782.6	$6,452.7	$329.9	5%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
	(Dollars and shares in millions, except per share data)
Gross profit reconciliation:
Gross profit	$827.8	$878.1	$2,172.4	$2,561.4
Change in net cumulative unallocated derivative gains and losses	(59.3)	(60.0)	90.8	(41.7)
Cost of products sold – special project costs	22.3	1.1	60.7	11.7
Adjusted gross profit	$790.8	$819.2	$2,323.9	$2,531.4
% of net sales	33.8%	37.5%	34.3%	38.5%
Operating income (loss) reconciliation:
Operating income (loss)	($548.4)	($594.0)	($84.3)	($74.8)
Amortization	50.3	53.9	150.7	165.7
Goodwill impairment charges	507.5	794.3	507.5	794.3
Other intangible assets impairment charges	454.2	208.2	454.2	208.2
Loss (gain) on divestitures – net	—	50.2	—	311.0
Change in net cumulative unallocated derivative gains and losses	(59.3)	(60.0)	90.8	(41.7)
Cost of products sold – special project costs	22.3	1.1	60.7	11.7
Other special project costs	5.0	10.1	16.6	27.9
Adjusted operating income	$431.6	$463.8	$1,196.2	$1,402.3
% of net sales	18.4%	21.2%	17.6%	21.3%
Net income (loss) reconciliation:
Net income (loss)	($724.2)	($662.3)	($526.8)	($501.8)
Income tax expense (benefit)	72.3	(0.2)	136.8	152.1
Amortization	50.3	53.9	150.7	165.7
Goodwill impairment charges	507.5	794.3	507.5	794.3
Other intangible assets impairment charges	454.2	208.2	454.2	208.2
Loss (gain) on divestitures – net	—	50.2	—	311.0
Change in net cumulative unallocated derivative gains and losses	(59.3)	(60.0)	90.8	(41.7)
Cost of products sold – special project costs	22.3	1.1	60.7	11.7
Other special project costs	5.0	10.1	16.6	27.9
Other expense – special project costs	0.1	—	1.0	—
Other infrequently occurring items:
Other debt charges (gains) – net (A)	—	(30.3)	—	(30.3)
Pension plan termination settlement charge (B)	7.8	—	7.8	—
Adjusted income before income taxes	$336.0	$365.0	$899.3	$1,097.1
Income taxes, as adjusted	81.5	86.7	217.1	265.1
Adjusted income	$254.5	$278.3	$682.2	$832.0
Weighted-average shares outstanding – assuming dilution (C)	106.9	106.7	106.9	106.6
Adjusted earnings per share – assuming dilution (C)	$2.38	$2.61	$6.38	$7.80
(A)Net other debt charges (gains) includes a net gain on extinguishment of debt as a result of the tender offers completed during the third quarter of 2025.
(B)Represents the nonrecurring pre-tax settlement charge recognized during the third quarter of 2026 related to the termination of one of the Company’s U.S. qualified defined benefit plans.
(C)Adjusted earnings per common share – assuming dilution for the three and nine months ended January 31, 2026 and 2025, was computed using the treasury stock method. Further, for the three and nine months ended January 31, 2026 and 2025, the weighted-average shares – assuming dilution differed from our GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of our stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	($724.2)	($662.3)	($526.8)	($501.8)
Income tax expense (benefit)	72.3	(0.2)	136.8	152.1
Interest expense – net	94.5	95.4	293.3	294.5
Depreciation	93.8	68.2	271.9	213.4
Amortization	50.3	53.9	150.7	165.7
Goodwill impairment charges	507.5	794.3	507.5	794.3
Other intangible assets impairment charges	454.2	208.2	454.2	208.2
Loss (gain) on divestitures – net	—	50.2	—	311.0
EBITDA (as adjusted)	$548.4	$607.7	$1,287.6	$1,637.4
% of net sales	23.4%	27.8%	19.0%	24.9%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$558.5	$239.4	$894.4	$816.5
Additions to property, plant, and equipment	(71.5)	(88.1)	(222.1)	(298.8)
Free cash flow	$487.0	$151.3	$672.3	$517.7

The following tables provide a reconciliation of the Company’s fiscal year 2026 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2026
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	($1.89)	($1.39)
Change in net cumulative unallocated derivative gains and losses (A)	1.04	1.04
Amortization	2.61	2.61
Goodwill impairment charge	6.29	6.29
Other intangible assets impairment charge	5.63	5.63
Special project costs	1.01	1.01
Pension plan termination settlement charge (B)	0.57	0.57
Adjusted effective income tax rate impact	(6.51)	(6.51)
Adjusted earnings per share	$8.75	$9.25

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of January 31, 2026, that are expected to be allocated to non-GAAP results in future periods.
(B) Represents non-recurring pre-tax settlement charges related to the termination of one of the Company’s U.S. defined benefit pension plans anticipated to be realized during fiscal year 2026 upon settlement of the pension obligations.

	Year Ending April 30, 2026
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,300.0
Additions to property, plant, and equipment	(325.0)
Free cash flow	$975.0